Exhibit 10.2

Confidential

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

Key Executive Incentive Plan confidential letter agreement

[Insert Executive Name]
[Insert Executive Address]
[Insert Executive Address]

Re:	American Virtual Cloud Technologies, Inc. Key Executive Incentive Plan

Dear [Insert Executive Name],

You are receiving this letter because you have been identified by American Virtual Cloud Technologies, Inc. (“AVCT” or the “Company”) as a “key employee” who will participate (i.e., you are a “Participant”) in the Company’s Key Executive Incentive Plan (the “KEIP”). As a key employee and Participant in the KEIP, you are eligible to earn KEIP Payments to the extent that AVCT successfully achieves certain short-term strategic goals or benchmarks during your period of employment, as more fully described in the KEIP (a copy of which is attached) and summarized below[1].

As you know, AVCT is attempting to achieve one or more of the following short-term strategic goals, each of which will contribute to AVCT recovering significant value for its stakeholders, including creditors:

●	Developing and implementing a comprehensive restructuring plan in order to enhance operating profitability;

●	Preparing for, supporting and consummating (i) one (1) or more sales of the Company’s business units (each a “Business Unit Sale”), a sale as a going concern (a “Going Concern Sale”) or iii) a change of control transaction (“Change of Control Transaction”) and together with a Business Unit Sale and a Going Concern Sale , a “Sale Transaction”); or

●	Preparing for, supporting and consummating other strategic alternatives to enhance recoveries for stakeholders.

The amount of funds available to make payments to you and the other the participants in the KEIP (each a “KEIP Payment”), and the amount of the KEIP Payment you may be entitled to will be determined by how much value AVCT can recover for its stakeholders, including creditors. To the extent that AVCT recognizes: (i) an amount up to $35 million of Realizable Value (as determined by the board of directors of AVCT (the “Board”) and defined in the KEIP) as a result of the foregoing strategic goals, the amount of funds available to make KEIP Payments will be 3.5% of the Realizable Value; (ii) an amount in excess of $35 million but equal to or less than $40 million of Realizable Value, the amount of funds available to make KEIP Payments will be 4.0% of the Realizable Value; and (iii) an amount in excess of $40 million in Realizable Value, the amount of funds available to make KEIP Payments will be 4.5% of the Realizable Value. Subject to the vesting and continuing employment requirements described below, you will be eligible to receive [Insert Participant’s pro rata share of KEIP pool here] (your “Pro Rata Share”) of the amount of funds available to make KEIP Payments to the KEIP participants.

Your entitlement to a KEIP Payment will vest pursuant to the following schedule

Benchmark	Vesting Percentage

(1) Implementation of cost structure improvement initiatives and functional business segmentation for feasible positioning and pursuit of strategic alternatives for one (1) or more Business Unit Sales, a Going Concern Sale or a Change of Control Transaction, resulting in the execution of a term sheet(s) with respect to any such Sale Transaction.	20%

(2) Execution of definitive agreements by the Company and a third party with respect to one (1) or more Business Unit Sales, a Going Concern Sale or a Change of Control Transaction.	30%

(3) Consummation of one (1) or more Business Unit Sales, a Going Concern Sale or a Change of Control Transaction (the “Closing Benchmark”).	50%

[1]	The terms of your eligibility to participate in the KEIP and to receive KEIP Payments are expressly subject to the terms of the KEIP, which you should read thoroughly. Capitalized terms used but not defined in this Letter Agreement shall have the meaning given to them in the KEIP. In the event of any inconsistency between the terms of the KEIP and the provisions of this Letter Agreement, the terms of the KEIP shall control.

Vesting of a KEIP Payment is contingent upon your employment with the Company on the dates an applicable benchmark is achieve and, with respect to the Closing Benchmark, your completion of any responsibilities as an executive of the Company with respect to the transition of the business to a purchaser following a Sale Transaction.

If you terminate your employment voluntarily with AVCT, you will forfeit any portion of a KEIP Payment that vested prior to the date of your termination of employment. In the event you are involuntarily terminated by AVCT, then you will remain vested in any portion of a KEIP Payment that vested prior to the date of your termination, subject to any other applicable provisions of the KEIP.

KEIP Payments are calculated by multiplying (i) the applicable percentage of Realizable Value (as determined by the Board), by (ii) your Pro Rata Share, by (iii) your vesting percentage. For example, if the Realizable Value of the Company is $35 million and you remain employed through the Closing Benchmark of a Going Concern Sale, your KEIP Payment would be an amount equal to [Insert Amount] = $1,225,000 [which is $35 million x 3.5%] x [Insert Participant’s Pro Rata Share] x 100%. If you were involuntarily terminated by AVCT after the execution of a definitive agreement for a Going Concern Sale, but prior to achieving the Closing Benchmark with respect to a Sale Transaction, your KEIP Payment would be an amount equal to [Insert Amount] = $1,225,000 [which is $35 million x 3.5%] x [Insert Participant’s Pro Rata Share] x 50%.

Please note that KEIP Payments are not earned, and the Company has no obligation under the terms of this agreement or the KEIP, unless and until all Sale Transaction(s) are consummated. If the Closing Benchmark is not achieved with respect to at least one (1) Sale Transaction, you will not receive any KEIP Payment, notwithstanding the vesting may have occurred with respect to other benchmarks.

KEIP Payments will be paid in cash in a lump sum out of the cash proceeds of the Sale Transaction(s), subject to applicable withholding and subject to any compensation recovery or “clawback” policy AVCT may have in effect at the time of payment. KEIP Payments will be made within the greater than of (i) thirty (30) days of the consummation of the final Sale Transaction and any requisite authorization(s) for distribution of the KEIP Pool.

Since there is a selective level of participation in this program, we would appreciate you maintaining the sensitivity of the matters addressed herein, which constitute confidential business information.

[Insert Executive Name], thank you for you continued commitment to our success. I look forward to working with you through this transition and beyond.

Sincerely,

Kevin Keough

CEO

The undersigned acknowledges having received and read the American Virtual Cloud Technologies, Inc. Key Executive Incentive Plan and the American Virtual Cloud Technologies, Inc. Key Executive Incentive Plan Confidential Letter Agreement and agrees: (a) to be bound by the terms and conditions of this Letter Agreement and the KEIP; (b) that in the event of any conflict between the KEIP and this Letter Agreement, the KEIP shall control; and (c) that any capitalized term used but not defined in this letter shall have the meaning given to it in the KEIP.

I have read and understand the terms of this Letter Agreement and the KEIP.

Signature	Date